Exhibit 99.1

Xenith Bankshares, Inc. Announces Net Income of $832 Thousand for

Second Quarter 2012 and $1.1 Million for the Year-to-Date Period

RICHMOND, VA, August 13, 2012 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced improved results for the three and six months ended June 30, 2012, compared to the three and six months ended June 30, 2011. The Company reported net income of $0.8 million, or $0.08 per common share, for the three months ended June 30, 2012, compared to a net loss of $1.1 million, or ($0.11) per common share, for the three months ended June 30, 2011. The Company reported net income of $1.1 million, or $0.10 per common share, for the six months ended June 30, 2012, compared to a net loss of $2.6 million, or ($0.32) per common share, for the six months ended June 30, 2011.

Performance Highlights

•

Net interest income of $5.6 million for the three months ended June 30, 2012, a 95% increase, compared to $2.9 million for the three months ended June 30, 2011. Net interest income of $10.6 million for the six months ended June 30, 2012, an 89% increase, compared to $5.6 million for the six months ended June 30, 2011.

•

An annualized increase of 48%, or $77.1 million, in loans held for investment and loans held for sale from December 31, 2011. The loans held for sale were originated through our participation in a major commercial bank’s mortgage warehouse lending program, which is further described below.

•	An annualized increase of 48%, or $54.6 million, in total demand and money market deposits from December 31, 2011.

•

Total assets grew by $46.1 million, an annualized increase of 19%, over December 31, 2011. The slower growth in total assets relative to loan growth reflects a more efficient balance sheet by deploying excess liquidity.

•	Asset quality remained very strong with year-to-date net charge-offs as a percentage of average loans held for investment of 0.23%.

•	Capital ratios are well above regulatory published “well-capitalized” levels as our Leverage, Tier 1 and Total Capital ratios were 13.4%, 16.2%, and 17.4%, respectively, as of June 30, 2012.

“We continued making good progress during the second quarter of 2012 and reported our fourth consecutive quarter of earnings,” said T. Gaylon Layfield, III, President and Chief Executive Officer. “Our results reflect the successful assimilation of our 2011 acquisitions, including significant progress in resolving the classified and criticized loans from the Virginia Business Bank (VBB) transaction. In addition to our allowance for loan and lease losses (ALLL) which was $4.3 million, or 1.32% of loans held for investment, we also had $10.8 million of remaining discount related to our acquisitions, which when combined with our ALLL, totals 4.5% of total gross loans held for investment. Xenith has a strong capital position with all of our ratios well above the regulatory thresholds for “well-capitalized” status. As I’ve stated before, we continue to focus on organic growth and evaluate the competitive landscape for other growth opportunities in order to build increased profitability and create value for our investors.”

Interest income grew by 96% in the three months ended June 30, 2012, to $6.5 million, reflecting a $206.3 million increase in average interest-earning assets compared to the three months ended June 30, 2011. Interest income grew by 92% in the six months ended June 30, 2012, to $12.7 million, reflecting a $217.3 million increase in average interest-earning assets compared to the six months ended June 30, 2011. Interest expense increased 100% for the three months ended June 30, 2012, to $1.0 million, compared to the three months ended June 30, 2011, reflecting a $154.9 million increase in average interest-bearing liabilities. Interest expense increased 106% for the six months ended June 30, 2012, to $2.0 million, compared to the six months ended June 30, 2011, reflecting a $162.1 million increase in average interest-bearing liabilities. Higher balances of interest-earning assets and interest-bearing liabilities are primarily a result of loans acquired and deposits assumed in the Paragon branch transaction and VBB acquisition that occurred in the third quarter of 2011. Additionally, the cash provided by these transactions has been deployed in higher yielding assets. Net interest income was $5.6 million for the three months ended June 30, 2012, an increase of $2.7 million, or 95%, compared to the three months ended June 30, 2011. Net interest income was $10.6 million for the six months ended June 30, 2012, an increase of $5.0 million, or 89%, compared to the six months ended June 30, 2011.

Net interest margin for the three months ended June 30, 2012 was 4.75%, up 40 basis points, compared to 4.35% for the three months ended June 30, 2011. Net interest margin for the six months ended June 30, 2012 was 4.60%, up 2 basis points, compared to 4.58% for the six months ended June 30, 2011. Excluding the effect of acquisition accounting adjustments, net interest margin for the three and six months ended June 30, 2012 increased 47 and 74 basis points, respectively, from the same periods in 2011. Average interest-earning assets as a percentage of total assets were 94.7% and 94.6%, respectively, for the three- and six-month periods ended June 30, 2012, an increase from 91.4% and 90.9%, respectively, for the same periods in 2011.

Beginning in March 2012, we began a program of participating with a major commercial bank (the “participating bank”) in their nationwide program of extending credit to mortgage companies that originate residential mortgage loans for sale in the secondary market. We purchase sub-participations from the participating bank with respect to selected non-bank mortgage originators that are seeking funding to facilitate their ability to originate mortgage loans. The originators close mortgage loans consistent with underwriting standards established by approved investors and, once the loans close, the originators deliver the loans to the investor. Substantially all of the mortgage loans are conforming loans. Together with the senior participating bank, we typically purchase up to an aggregate 99% participation interest with the selected originators financing the remaining percentage. These mortgage loans are held for short periods, usually less than 30 days and more typically 10-20 days. Accordingly, these loans are classified as held for sale and are carried at the lower of cost or fair value, determined on an aggregate basis. Importantly, we underwrite each loan originator borrower in a manner consistent with our underwriting standards. Our participations averaged $24.9 million for the six months ended June 30, 2012. Our total participations in the program were $77.0 million at June 30, 2012.

Non-interest expense increased $1.0 million to $4.5 million for the three months ended June 30, 2012, compared to the three months ended June 30, 2011. Non-interest expense increased $2.3 million to $9.2 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. The increase in non-interest expenses was primarily due to higher compensation and benefits as we hired the personnel associated with the Paragon branch and other personnel.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2012, the Company had total assets of $523.6 million and total deposits of $419.3 million. Xenith Bank’s target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2011. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC.

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

($ in thousands)	(unaudited) June 30, 2012	December 31, 2011
Total assets	$523,594	$477,465
Total cash and cash equivalents	31,928	55,795
Securities available for sale at fair value	62,750	68,466
Loans held for sale	76,976	—
Loans held for investment, net of allowance for loan and lease losses, 2012—$4,323; 2011—$4,280	321,991	321,859
Deposits	419,316	375,007
Federal funds purchased and borrowed funds	20,000	20,000
Total shareholders’ equity	81,593	80,304

STATEMENTS OF OPERATIONS DATA

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2012	2011	2012	2011
Total interest income (1)	$6,548	$3,346	$12,670	$6,612
Total interest expense (2)	970	485	2,027	985

Net interest income	5,578	2,861	10,643	5,627
Provision for loan and lease losses	547	510	907	1,480

Net interest income after provision for loan and lease losses	5,031	2,351	9,736	4,147
Total non-interest income	254	48	609	194
Total non-interest expense	4,453	3,482	9,202	6,898

Income (loss) before income tax	832	(1,083)	1,143	(2,557)

Net income (loss)	832	(1,083)	1,143	(2,557)
Earnings (loss) per common share (basic and diluted)	$0.08	$(0.11)	$0.10	$(0.32)

(1)	Includes accretion of fair value adjustments of $921 thousand and $292 thousand, respectively, for the three months ended June 30, 2012 and 2011. Includes accretion of fair value adjustments of $1,605 thousand and $836 thousand, respectively, for the six months ended June 30, 2012 and 2011.
(2)	Includes accretion of fair value adjustments of $270 thousand and $540 thousand for the three and six months ended June 30, 2011. There are no fair value adjustments in 2012.

SELECTED FINANCIAL RATIOS

PERFORMANCE RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net interest margin (1)	4.75%	4.35%	4.60%	4.58%

(1)	Net interest margin is the percentage of net interest income to average interest-earning assets.

ASSET QUALITY RATIOS

	At June 30,	At December 31,
	2012	2011
Non-performing assets as a percent of total loans held for investment	1.86%	2.05%
Non-performing assets as a percent of total assets	1.16%	1.40%
Net charge-offs as a percentage of average loans held for investment	0.23%	0.58%
Allowance for loan and lease losses as a percentage of total loans held for investment (1)	1.32%	1.31%
Allowance for loan and lease losses to nonaccrual loans (1)	77.15%	73.01%

(1)	Excludes fair value adjustments of $10.8 million as of June 30, 2012 and $14.0 million as of December 31, 2011.

CAPITAL RATIOS

	At June 30, 2012	At December 31, 2011	Regulatory Minimum	Well - Capitalized
Tier 1 leverage ratio	13.35%	13.42%	4.00%	> 5.0%
Tier 1 risk-based capital ratio	16.24%	17.86%	4.00%	> 6.0%
Total risk-based capital ratio	17.41%	19.08%	8.00%	> 10.0%